COURT OF APPEAL - 4TH DIST DIV 3

FILED

May 10, 2016

Deputy Clerk: D. Johnson

CERTIFIED FOR PARTIAL PUBLICATION[*]

IN THE COURT OF APPEAL OF THE STATE OF CALIFORNIA

FOURTH APPELLATE DISTRICT

DIVISION THREE

DELAWARE TETRA TECHNOLOGIES, INC., Plaintiff and Appellant, v. COUNTY OF SAN BERNARDINO et al., Defendants and Respondents; SANTA MARGARITA WATER DISTRICT et al., Real Parties in Interest and Respondents.	G050858 (Super. Ct. No. 30-2013-00636391) O P I N I O N

Appeal from a judgment of the Superior Court of Orange County, Gail Andrea Andler, Judge. Affirmed. Appellant's request for judicial notice. Denied.

Rutan & Tucker, Robert S. Bower, Philip D. Kohn, John A. Ramirez and Alan B. Fenstermacher for Plaintiff and Appellant.

[*] Pursuant to California Rules of Court, rules 8.1105(b) and 8.1110, this opinion is certified for publication with the exception of parts IV., V., and VI. of the Discussion.

Downey Brand, Christian L. Marsh, Kevin M. O'Brien and Rebecca R.A. Smith for Defendants and Respondents.

Richards, Watson & Gershon, James L. Markman, B. Tilden Kim and Patrick D. Skahan for American Ground Water Trust and Property and Environment Research Center as Amici Curiae on behalf of Defendants and Respondents.

Best Best & Krieger, Michelle Ouellette and Sarah E. Owsowitz for Real Party in Interest and Respondent Santa Margarita Water District.

Remy Moose Manley, Sabrina V. Teller and Gwynne B. Hunter for California State Association of Counties and California Association of Sanitation Agencies as Amici Curiae on behalf of Defendant and Respondent County of San Bernardino and Real Party in Interest and Respondent Santa Margarita Water District.

Brownstein Hyatt Farber Schreck, Diane C. De Felice, Lisabeth D. Rothman, Amy M. Steinfeld; Woodruff, Spradlin & Smart and M. Lois Bobak for Real Parties in Interest and Respondents Cadiz, Inc., and Fenner Valley Mutual Water Company.

*   *   *

Introduction

This appeal is one of six related cases arising out of a proposed project to pump fresh groundwater from an underground aquifer in the Mojave Desert (the Project). The aquifer is located below real property owned by Cadiz, Inc. (Cadiz). The Project is a public/private partnership, the purposes of which are to prevent waste of the water in the underground aquifer, and to transport the water to many other parts of the state in which it is needed.

In this case, Delaware Tetra Technologies, Inc. (Delaware Tetra), filed a petition for a writ of mandate in the trial court, challenging a resolution by the San Bernardino County Board of Supervisors (the board of supervisors and the County of San Bernardino will be jointly referred to herein as the County). The resolution authorized

the execution of a memorandum of understanding (the Memorandum) among the County, Cadiz, the Santa Margarita Water District (Santa Margarita), and the Fenner Valley Mutual Water Company (Fenner Valley). Delaware Tetra argued that the County improperly approved the Memorandum without having performed the necessary environmental review under the California Environmental Quality Act (CEQA) (Pub. Resources Code, § 21000 et seq.). The trial court denied the petition for a writ of mandate, and Delaware Tetra appeals.

We conclude environmental review was not required before the County approved the Memorandum. We further conclude the Memorandum did not violate either the County's relevant groundwater management ordinance or common law. Therefore, we affirm.

STATEMENT OF FACTS AND PROCEDURAL HISTORY

In 2002, the County approved the desert groundwater management ordinance (San Bernardino County Ord. No. 3872, adding art. 5, § 33.06551 et seq., Desert Groundwater Management, to San Bernardino County Code tit. , div. 3, ch. 6) (the Ordinance). In order to protect desert groundwater resources, the Ordinance required operators of groundwater wells, unless specifically excluded, to obtain permits and comply with specified standards for maintaining the health of groundwater aquifers.

Cadiz owns land in San Bernardino County. Its property overlies the Cadiz Valley and Fenner Valley aquifer system in the Mojave Desert. The aquifer is estimated to hold 17 to 34 million acre-feet of fresh groundwater. This groundwater flows downward to two dry lakes, where it mixes with highly salinated groundwater before evaporating. Once the groundwater reaches the dry lakes, it becomes unusable as fresh water. A stated fundamental purpose of the Project is to save "substantial quantities of groundwater" that are being lost to evaporation and excess salinity. Delaware Tetra operates brine mining facilities at the dry lakes, which produce calcium chloride brine

and sodium chloride salt. The flow of groundwater is critical to Delaware Tetra's operations.

The Project would have two distinct but related components: (1) groundwater conservation and recovery, and (2) imported water storage. In the first part of the Project (phase 1), approximately 34 new wells will be constructed on Cadiz's land to extract an average of 50,000 acre-feet of groundwater from the aquifer every year for 50 years; as many as 75,000 acre-feet of groundwater may be extracted in any given year.[1] Cadiz must pump the groundwater "in accordance with agreements with Cadiz Inc. and the Cadiz Groundwater Management, Monitoring and Mitigation Plan . . . ."

The water will be transported via a 43-mile underground water conveyance pipeline to the Colorado River Aqueduct; the aqueduct will then transport the water to the Project participants, including Santa Margarita. Eighty percent of the Project's groundwater yield will be delivered to water providers with whom Cadiz has contracted; the remaining 20 percent will be reserved for users in San Bernardino County. The Project will be managed and operated by Fenner Valley, a private, nonprofit entity formed by Cadiz. The Project's pumping of groundwater before it can flow downgradient to Delaware Tetra's mining facilities will significantly and negatively affect Delaware Tetra's business.

In the second part of the Project (phase 2), the Project participants will be able to send any surplus surface water supplies back to the Project site, to be held in storage in spreading basins until needed. Phase 2 is not currently under consideration; additional environmental review will be required before phase 2 proceeds.

[1] An acre-foot is the volume of water that would cover one acre to a depth of one foot. (Webster's 3d New Internat. Dict. (2002) p. 19, col. 1.) Fifty thousand acre-feet is equivalent to 16.3 billion gallons.

Santa Margarita posted a notice of preparation of a draft environmental impact report (EIR) for the Project on March 1, 2011. In December 2011, Santa Margarita released the draft EIR for public review and comment.

Santa Margarita, the County, Cadiz, and Fenner Valley negotiated the Memorandum, under the terms of which the signing parties agreed that a groundwater management, monitoring, and mitigation plan (the Plan) would be developed in connection with the finalization of the EIR; the Plan would "govern the operation and management of the Project by [Fenner Valley] during the operational phase of the Project, the currently anticipated term of which is 50 years." In the Memorandum, the parties agreed that "compliance by [Santa Margarita], [Fenner Valley], and Cadiz with the provisions of th[e Memorandum] and the [Plan] will satisfy the requirements for an exclusion from the permitting requirements" of the Ordinance. The Memorandum provided that the Project could not proceed unless the parties finalized the Plan, based on information provided during the process of finalizing the EIR.

On May 1, 2012, the County approved resolution No. 2012-55, in which it found the Memorandum satisfied the exclusion provisions of the Ordinance; authorized the execution of the Memorandum on behalf of the County; and found that the approval and execution of the Memorandum were not subject to CEQA.

Delaware Tetra filed a petition for a writ of mandate and complaint for injunctive relief in the Superior Court of San Bernardino County, challenging resolution No. 2012-55. After the case was transferred to the Orange County Superior Court, Delaware Tetra filed a second amended petition and complaint. The petition and complaint alleged the County's approval of the Memorandum was unlawful for two reasons: (1) it violated the Ordinance; and (2) the County was required to assess the environmental impacts of the Memorandum before approving it. Following a bench trial, the trial court issued a detailed statement of decision outlining its findings of fact and

conclusions of law. The court denied the petition with prejudice and entered judgment against Delaware Tetra. Delaware Tetra filed a timely notice of appeal.

DISCUSSION

I.

CALIFORNIA WATER LAW

The California Constitution and the Water Code make clear that the policy of this state is to put water resources to reasonable and beneficial use. The Constitution provides: "It is hereby declared that because of the conditions prevailing in this State the general welfare requires that the water resources of the State be put to beneficial use to the fullest extent of which they are capable, and that the waste or unreasonable use or unreasonable method of use of water be prevented, and that the conservation of such waters is to be exercised with a view to the reasonable and beneficial use thereof in the interest of the people and for the public welfare." (Cal. Const., art. X, § 2.)

Groundwater belongs to the state, not any person or entity, but may be extracted by those with the right to do so, including those whose land overlies the groundwater source. (*Central and West Basin Water Replenishment Dist. v. Southern Cal. Water Co.* (2003) 109 Cal.App.4th 891, 905-906.)

State agencies have consistently concluded that flexibility is necessary in managing groundwater supplies. "Groundwater management must be adapted to an area's political, institutional, legal, and technical constraints and opportunities. Groundwater management must be tailored to each basin or subbasin's conditions and needs. Even within a single basin, the management objectives may change as more is learned about managing the resource within that basin. Flexibility is the key, but that flexibility must operate within a framework that ensures public participation, monitoring, evaluation, feedback on management alternatives, rules and regulations, and enforcement." (Dept. of Water Resources, Cal.'s Groundwater: Bulletin 118-Update

2003 (Oct. 2003) p. 38 <http://www.water.ca.gov/pubs/groundwater/bulletin_118/california's_groundwater__bulletin_118_-_update_2003_/bulletin118_entire.pdf> [as of May 10, 2016].)

II.

STANDARDS OF REVIEW

Whether the Memorandum was a "project" requiring prior CEQA approval is reviewed de novo. (*Fullerton Joint Union High School Dist. v. State Bd. of Education* (1982) 32 Cal.3d 779, 794; *Parchester Village Neighborhood Council v. City of Richmond* (2010) 182 Cal.App.4th 305, 310.)

The remaining issues raised by Delaware Tetra are reviewed to determine whether the County's quasi-legislative action was arbitrary and capricious, entirely lacking in evidentiary support, or contrary to law. (*United States v. State Water Resources Control Bd.* (1986) 182 Cal.App.3d 82, 112-113.) "'In a mandamus proceeding, the ultimate question, whether the agency's action was arbitrary or capricious, is a question of law. [Citations.] Trial and appellate courts therefore perform the same function and the trial court's statement of decision has no conclusive effect upon us. [Citation.]' [Citation.]" (*Western/California, Ltd. v. Dry Creek Joint Elementary School Dist.* (1996) 50 Cal.App.4th 1461, 1492.)

III.

THE COUNTY WAS NOT REQUIRED TO PERFORM AN ENVIRONMENTAL REVIEW UNDER CEQA BEFORE APPROVING THE MEMORANDUM.

Delaware Tetra contends that the Memorandum was a "project" within the meaning of CEQA, for which environmental review was necessary before it could be approved. Based on our analysis *post*, an EIR was not required for the Memorandum because the Memorandum was not a "project." Delaware Tetra relies primarily on the California Supreme Court's opinion in *Save Tara v. City of West Hollywood* (2008) 45 Cal.4th 116 (*Save Tara*), and the appellate court's opinion in *RiverWatch v. Olivenhain*

Municipal Water Dist. (2009) 170 Cal.App.4th 1186 (*RiverWatch*), which follows *Save Tara*. We are bound by *Save Tara*, and agree with *RiverWatch*, based on its facts. The appellate court's opinion in *Cedar Fair, L.P. v. City of Santa Clara* (2011) 194 Cal.App.4th 1150 (*Cedar Fair*), which also follows *Save Tara*, is based on facts much more analogous to those in the present case, and we agree with its analysis.

Like *Cedar Fair*, we follow *Save Tara* and conclude that under the facts of this case, the Memorandum was not a project for purposes of CEQA, and an EIR was not required before the Memorandum was approved. We emphasize that our holding does not foreclose the need for environmental review for the Project; indeed, the Memorandum itself requires the preparation and approval of an EIR (the final version of which was certified about two months after the Memorandum was approved and executed). In this case, for the following reasons, we hold only that, under *Save Tara*, an EIR was not required for the Memorandum standing alone.

"'CEQA is a comprehensive scheme designed to provide long-term protection to the environment.' [Citation.] In general, 'CEQA compels government first to identify the environmental effects of projects, and then to mitigate those adverse effects through the imposition of feasible mitigation measures or through the selection of feasible alternatives. It permits government agencies to approve projects that have an environmentally deleterious effect, but also requires them to justify those choices in light of specific social or economic conditions.' [Citation.] [¶] Under CEQA, local agencies . . . are required to 'prepare . . . an [EIR] on any project that they intend to carry out or approve which may have a significant effect on the environment.' [Citation.] 'The Legislature has made clear that an EIR is "an informational document" and that "[t]he purpose of an environmental impact report is to provide public agencies and the public in general with detailed information about the effect which a proposed project is likely to have on the environment; to list ways in which the significant effects of such a project might be minimized; and to indicate alternatives to such a project." [Citations.]'

[Citation.] 'However, an agency has no duty of compliance with CEQA unless its actions will constitute (1) "approval" (2) of a "project." [Citation.]' [Citation.] [¶] CEQA applies only to 'discretionary projects proposed to be carried out or approved by public agencies . . . .' [Citation.] A '"[p]roject"' subject to CEQA is defined as 'an activity which may cause either a direct physical change in the environment, or a reasonably foreseeable indirect physical change in the environment, and which is any of the following: [¶] (a) An activity directly undertaken by any public agency. [¶] (b) An activity undertaken by a person which is supported, in whole or in part, through contracts, grants, subsidies, loans, or other forms of assistance from one or more public agencies. [¶] (c) An activity that involves the issuance to a person of a lease, permit, license, certificate, or other entitlement for use by one or more public agencies.' ([Pub. Resources Code,] § 21065.)" (*Parchester Village Neighborhood Council v. City of Richmond*, *supra*, 182 Cal.App.4th at pp. 310-311, fn. omitted.)[2]

As is relevant to the matters at issue in this appeal, "[t]he term 'project' refers to the activity which is being approved and which may be subject to several discretionary approvals by governmental agencies. The term 'project' does not mean each separate governmental approval." (Cal. Code Regs., tit. 14, § 15378, subd. (c).)

The Memorandum will cause neither a direct nor a reasonably foreseeable indirect physical change in the environment. Delaware Tetra contends that the Memorandum was one of four governmental approvals necessary for the Project to proceed, and, therefore, environmental review before the execution of the Memorandum was necessary. As Delaware Tetra explains in its opening brief on appeal: "[I]t is indisputable that this Project needed four governmental approvals to proceed as proposed: [¶] 1. Approval of the [Plan] by the County to allow and govern the extraction

[2] In this case, there is no question that the Memorandum was an action taken by the County, so we need not consider the requirement that a project be undertaken by or supported by a public agency.

of the groundwater from the desert aquifer. . . . [¶] 2. Approval of the [Memorandum] by the County to ensure the measures identified in the [Plan] would be implemented and enforced. [¶] 3. Approval of the [Memorandum] by [Santa Margarita]. [¶] 4. Approval of the water Purchase and Sale Agreement by [Santa Margarita] under which [Santa Margarita] would receive a portion of the Project water from Cadiz and perform certain operational functions. [¶] The core components of the Project were the County's approval of the [Plan] and [the Memorandum], because Cadiz could not extract groundwater from the aquifer without those approvals. As expressly stated in the EIR, the Project will pump the 50,000 [acre-feet per year] of groundwater 'in accordance with . . . [a County-approved] Groundwater Management, Monitoring and Mitigation Plan . . . .'" (Final brackets in original, boldface omitted.)

The Memorandum establishes a process for completing the Plan, and provides that after the Plan is completed and approved, the County retains full discretion to consider the final EIR and then to approve the Project, disapprove it, or require additional mitigation measures or alternatives. The Memorandum further makes clear that it is subject to modification, depending on mitigation measures necessitated by CEQA or the Ordinance.

Additionally, the information available to the County before it approved execution of the Memorandum is consistent with the interpretation that the Memorandum was not a project because it did not bind the County to a course of action. The report and recommendation to the San Bernardino County Board of Supervisors states that approving the Memorandum does not commit the County to any further action with respect to the Project. "The County, at this time, is not committing to approve or undertake the Cadiz Project. And while the [Memorandum] sets a framework for development and enforcement of the [Plan] *if approved*, the [Memorandum] reserves to the County all necessary discretionary authority to approve, deny, or condition the Cadiz Project, including the authority to adopt any mitigation measures or alternatives

necessary to avoid or substantially lessen the environmental impacts of the Project. Any approval of the Cadiz Project itself is expressly conditioned on final CEQA review. *The County's approval of the* [*Memorandum*] *therefore does not constitute an approval of the Project, and is not a decision subject to CEQA.* (*Concerned McCloud Citizens v. McCloud Community Services Dist.* (2007) 147 Cal.App.4th 181; *Cedar Fair, L.P. v. City of Santa Clara* (2011) 194 Cal.App.4th 1150.)" (San Bernardino County Land Uses Services Dept., Report/Recommendation to San Bernardino County Board of Supervisors and Record of Action (May 1, 2012) p. 4 [report on resolution approving the Memorandum], second italics added.)

The report and recommendation also includes an analysis of what further actions may or may not be undertaken by the County with respect to the Project. "If the Board of Supervisors votes to adopt the attached Resolution to approve the [Memorandum], several steps must still occur before the Cadiz Project can be approved by the County: [¶] 1. County staff and special counsel would continue to work with [Santa Margarita] on the Cadiz Project EIR to ensure that the EIR recognizes the [Memorandum] and the County's role in ongoing monitoring and enforcement of the [Memorandum] and [the Plan], and to ensure that the Project's potentially significant impacts are adequately addressed under CEQA; [¶] 2. County staff and special counsel would continue to work with [Santa Margarita] on the development of the Cadiz Project [Plan] to ensure that the [Plan] satisfies the County's Ordinance; [¶] 3. Once the Final EIR is certified and the Project or a Project alternative is approved by [Santa Margarita], the Final EIR and proposed [Plan] will be submitted to the County for its consideration. At that point, the County will be asked to exercise its discretion to approve and condition the Project or an approved Project alternative or, alternatively, to deny the Project if it does not conform to the County's Ordinance, the [Memorandum], or the Project EIR. [¶] 4. The County has reserved all rights to comment on and challenge the Project EIR if the Parties cannot come to agreement on the [Plan] or if the County believes the [Plan] and

Project EIR do not conform to CEQA. If, upon certification, the County believes that the Final EIR does not satisfy CEQA, the County may file a legal challenge to the EIR in court." (San Bernardino County Land Uses Services Dept., Report/Recommendation to San Bernardino County Board of Supervisors and Record of Action, *supra*, p. 5.)

At the special meeting of the San Bernardino County Board of Supervisors, at which the Memorandum was approved, the board was specifically informed by the County's special counsel, "that what's before you . . . this afternoon, is a Memorandum of Understanding that sets a framework for completing that Groundwater Management Plan and then bringing the Plan and the EIR back to the Board at some time in the future, probably later this summer, with an approval or decision on whether or not to approve the actual Project, what sort of conditions would go along with that." The County's special counsel stated: "Pending completion and approval of the Groundwater Management Plan, however, the Project remains subject to the County's full discretion as a responsible agency to consider the EIR and to approve/disapprove and condition the Project."

The County's special counsel explained why the Memorandum was being approved before the Plan: "We need to be very clear today, we are not committing to the Project as set forth. But Staff and your legal counsel concluded that we thought it was beneficial to the County to have the [Memorandum] in place early because it provides the framework for how we get from here to a final [Plan], it also provides a framework for if the Project is approved here's the role of the County in oversight and enforcement. In other words, it is intended to establish a process for completing the [Plan]; it is not an approval of that project. And pending completion and approval of the [Plan], the Project remains subject to your full discretion to consider the EIR and to approve, deny or condition the Project."

Finally, in response to the board chairman's question, "[w]hat alternatives do we have to retreat, if you will, to redirect, to reassign, or to take a different position should we find that there are great areas of concern," the County's special counsel

replied, "as I mentioned earlier, if you should decide that you disagree with the analysis and the Environmental Impact Report, the County could sue Santa Margarita over the conclusions in that Report. On the Groundwater Management Plan as it comes to you, you could determine that the level of pumping or the operations or the monitoring needed to be modified in order to satisfy the ordinance—and/or satisfy the [Memorandum] and the EIR, the CEQA document once it comes to you." The County's chief executive officer further responded: "So you do not have to approve the Groundwater Management Plan that comes before you unless you find it acceptable. And if you disapprove it then there is no Project."

The Memorandum does not commit the County to any activity with direct or indirect impacts on the environment, which distinguishes the present case from *Save Tara, supra*, 45 Cal.4th 116, and *RiverWatch, supra*, 170 Cal.App.4th 1186. In *Save Tara, supra*, 45 Cal.4th at pages 122-125, the City of West Hollywood approved an agreement to convey a property to a developer to develop low-income senior housing, conditioned on the developer satisfying environmental requirements as reasonably determined by the city manager. The city also provided funds toward the development of the project, expressed its commitment to the project, and made plans to relocate existing residents. (*Id.* at pp. 123-124.) An organization opposed to the redevelopment project challenged the approval of the development agreement on the ground it had been improperly approved by the city before an EIR had been prepared. (*Id.* at p. 125.) The trial court denied the petition for a writ of mandate because the development agreement included a term expressly conditioning it on compliance with CEQA, and because the agreement did not limit project alternatives or mitigation measures. (*Save Tara, supra*, at p. 126.) The Court of Appeal reversed, concluding that "the project was well enough defined to permit meaningful environmental analysis" before the agreement was approved. (*Ibid.*)

In *Save Tara, supra*, 45 Cal.4th at page 143, the Supreme Court affirmed the Court of Appeal's decision that the city's approval of the development agreement must be voided and reconsidered. "[W]e apply the general principle that before conducting CEQA review, agencies must not 'take any action' that significantly furthers a project 'in a manner that forecloses alternatives or mitigation measures that would ordinarily be part of CEQA review of that public project.' [Citations.]" (*Id.* at p. 138.) Ultimately, the Supreme Court concluded that environmental review of the development project was required before entering into the development agreement. "In summary, the City's public announcements that it was determined to proceed with the development of low-income senior housing at 1343 Laurel, its actions in accordance with that determination by preparing to relocate tenants from the property, its substantial financial contribution to the project, and its willingness to bind itself, by the May 3 draft agreement, to convey the property if the developer 'satisfied' CEQA's 'requirements, as reasonably determined by the City Manager,' all demonstrate that City committed itself to a definite course of action regarding the project before fully evaluating its environmental effects." (*Id.* at p. 142.)

In *RiverWatch, supra*, 170 Cal.App.4th at page 1195, the San Diego County Department of Environmental Health certified a final EIR for and approved a landfill project. The trial court issued a peremptory writ of mandate ordering the department to set aside the certification of the EIR and related findings and decisions because the EIR failed to address adverse environmental impacts that might be caused by the need to truck water to the landfill site if anticipated groundwater pumping was insufficient. (*Id.* at pp. 1195-1196.) After the judgment was entered, the Olivenhain Municipal Water District entered into a 60-year agreement to provide the landfill owner with water to be used at the landfill site. (*Id.* at p. 1196.) The department of environmental health later released a revised draft EIR that addressed the environmental impacts of the water being trucked to the landfill site. (*Id.* at p. 1197.)

In *RiverWatch, supra*, 170 Cal.App.4th at page 1203, the appellate court concluded that the water district's agreement to provide water to the landfill site was a project requiring CEQA environmental review. "Based on the undisputed facts in the administrative record, we conclude . . . the activity of trucking recycled water from OMWD [(Olivenhain Municipal Water District)] to the Landfill site is *part of the whole action* or operations of the Landfill project for purposes of CEQA. That activity includes the construction on the OMWD site of 1,000 feet of a 24-foot-wide asphalt roadway, a concrete loading pad, and a six-inch meter. On completion of that construction, as both the Agreement and the Revised Draft EIR reflect, the Landfill's operations will include the trucking of water from OMWD to the Landfill site, requiring as many as 89 water truck trips to deliver as much as 244,000 gallons of recycled water per day. GCL's [(Gregory Canyon Ltd.)] performance of the required construction and operation of the water delivery trucks are activities undertaken by GCL 'supported, in whole or in part,' through a contract (i.e., the Agreement) with OMWD, a public agency. [Citation.] Furthermore, it cannot reasonably be disputed those activities 'may cause either a direct physical change in the environment, or a reasonably foreseeable indirect physical change in the environment . . . .' [Citation.] The short-term activity of construction of the 1,000-foot asphalt road and concrete loading pad at the OMWD site presumably will cause noise, traffic, air pollution, and possibly other physical changes in the environment. [Citations.] More importantly, GCL's long-term operational activity of using trucks to transport from OMWD to the Landfill site up to 244,000 gallons of recycled water per day for a period of up to 60 years presumably will cause long-term physical changes in the environment. The noise, traffic, and air pollution caused by up to 89 daily trips by water trucks over a period of 60 years cannot be deemed to cause no change in the environment. [Citation.] [¶] Furthermore, OMWD's contractual commitment pursuant to the Agreement to deliver to GCL up to 244,000 gallons of recycled water per day for a period of 60 years also raises questions regarding the potential adverse impact on

OMWD's current and future customers and OMWD's ability to meet the Agreement's required supply amount in the event of future droughts or water shortages that may occur over the course of the Agreement's lengthy 60-year period. Accordingly, we conclude the activities to be undertaken by GCL through the Agreement with OMWD constitute part of the Landfill project, which is subject to CEQA. [Citations.]" (*RiverWatch, supra*, at pp. 1204-1205.)

In this case, by contrast, the Memorandum does not foreclose alternatives or mitigation measures. It does not commit the County to a particular course of action that will cause an environmental impact. The County retained full discretion over the Project despite its execution of the Memorandum. Therefore, the Memorandum could be executed by the County without conducting a full environmental review.

In analyzing whether the County was required to conduct an environmental review of the potential negative impacts of the Memorandum, we find the appellate court's opinion in *Cedar Fair, supra*, 194 Cal.App.4th 1150, to be on point with the facts presented here. In that case, the appellate court concluded that a term sheet setting forth the terms of a transaction to develop a football stadium was not a project requiring environmental review. (*Cedar Fair, supra*, at pp. 1155-1156.) The term sheet had a "high level of detail," the city's redevelopment agency had invested a large amount of money in the process of reaching the agreement set forth in the term sheet, and the term sheet had been approved by the city council. (*Id.* at p. 1167.)

The appellate court in *Cedar Fair, supra*, 194 Cal.App.4th at page 1171, nevertheless concluded that the term sheet only bound the parties to negotiate in good faith toward a final agreement. "The negotiation of a complicated, multiparty development agreement can involve a long process of hammering out a multitude of issues. [Citation.] Although the parties preliminarily agreed to numerous terms concerning the proposed stadium project, the term sheet did not make those terms binding or even conditionally binding. The commitment to continue negotiations pursuant to the

term sheet is unlike the commitment in *Save Tara*, where the City of West Hollywood contractually bound itself to sell land for private development conditioned upon CEQA compliance, or *RiverWatch*, where the water district contractually bound itself to deliver water for 60 years." (*Ibid.*) "The modern phenomenon of 'public-private partnerships' for development makes the time of 'approval' under CEQA more difficult to ascertain since a local agency may be a vocal and vigorous advocate of a proposed project as well as an approving agency. But 'an agency does not commit itself to a project "simply by being a proponent or advocate of the project . . . ." [Citation.]' [Citation.] We return to the crucial question whether the term sheet, 'viewed in light of all the surrounding circumstances,' 'as a practical matter,' committed the City or the Redevelopment Agency 'to the project as a whole or to any particular features, so as to effectively preclude any alternatives or mitigation measures that CEQA would otherwise require to be considered, including the alternative of not going forward with the project. [Citation.]' [Citation.] In this case, the term sheet, even considered together with the alleged circumstances, did not preclude any alternative or mitigation measure that would ordinarily be part of CEQA review." (*Id.* at p. 1173.)

IV.

The Memorandum Does Not Violate the Ordinance.

The purpose of the Ordinance is to protect the County's aquifers while allowing reasonable use of its groundwater resources. (Ordinance, § 33.06551.) The Ordinance requires that the operators of new groundwater wells apply for and obtain permits from the County. (*Id.*, § 33.06554.) Permits may not be issued unless the County "determines, based upon the available data, that the well(s) constructed and operated as proposed, would not result in exceeding the groundwater safe yield of the relevant aquifers." (*Id.*, § 33.06554, subd. (d).)

Delaware Tetra argues that the Project is excluded only from the permitting requirements in the Ordinance, not from the Ordinance as a whole. Therefore, Delaware Tetra contends, the Project was required to comply with the definitions of groundwater safe yield and overdraft included in the Ordinance, which it will fail to do. Respondents argue, however, that the Project is excluded from the entirety of the Ordinance.

This issue has been fully analyzed in the unpublished opinion, *Delaware Tetra Technologies, Inc. v. County of San Bernardino* (May 10, 2016, G050881), in which we addressed this issue and held that the clear and unambiguous language of the Ordinance provides that the preparation of the Plan and the execution of the Memorandum excluded the Project from the Ordinance, including, but not limited to, the Ordinance's definitions of groundwater safe yield and overdraft. Our holding here is the same.

V.

The Memorandum Does Not Violate Common Law Restrictions Regarding Overdraft.

Delaware Tetra argues that the Memorandum also violates common law restrictions regarding overdraft. This issue was fully addressed in *Delaware Tetra Technologies, Inc. v. County of San Bernardino*, *supra*, G050881, in which we held the analytical framework that the Supreme Court used in *City of Los Angeles v. City of San Fernando* (1975) 14 Cal.3d 199 is consistent with the analyses the trial court and this court have used in this case. We therefore hold the Memorandum does not violate common law restrictions regarding overdraft.[3]

[3] Delaware Tetra asked this court to take judicial notice of the cover page and an excerpt of the Plan, which was approved in October 2012, claiming portions of the Plan are relevant to its argument that the Project is inconsistent with the definitions of overdraft in the Memorandum and in common law. We disagree. The Plan was not before the County when it approved the Memorandum, and cannot be considered on appeal, except for certain reasons not applicable here. (Code Civ. Proc., § 1094.5.) Moreover, the Plan is not relevant to the issues raised on appeal. (*Western States*

VI.

The County Did Not Violate the Ordinance by Approving the Memorandum Before Approving the Plan.

Delaware Tetra argues that the County violated the Ordinance by excluding the Project from its requirements because the County approved the Memorandum before it approved the Plan. This argument, too, has been fully addressed in *Delaware Tetra Technologies, Inc. v. County of San Bernardino, supra,* G050881, in which we held the Ordinance did not provide that the approval of a groundwater management plan and the execution of a binding agreement regarding monitoring and mitigation occur in any particular order. We adopt that holding here as well.

Disposition

The judgment is affirmed. Respondents to recover costs on appeal.

FYBEL, J.

WE CONCUR:

ARONSON, ACTING P. J.

IKOLA, J.

Petroleum Assn. v. Superior Court (1995) 9 Cal.4th 559.) Therefore, we deny Delaware Tetra's request for judicial notice.